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Exhibit 10.67
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Baxter Healthcare Corporation
Baxter Capital Services
One Baxter Parkway
Deerfield, Illinois  60015-4633


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                           Equipment Lease Agreement

This Agreement is between Baxter Healthcare Corporation, a Delaware Corporation, on behalf of itself and its affiliates ("Baxter") and Nexell Therapeutics Inc., on behalf of itself and its affiliates (the "Customer"). Customer has, by separate bill of sale, transferred and sold all the equipment listed on Schedule A attached hereto to Baxter. Subject to the provisions of this Agreement, Baxter shall lease to Customer the equipment listed on Schedule A (the "Equipment"). Baxter may assign this Agreement at any time to any of its subsidiaries or affiliates without any notice to Customer.

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1. DATES. The Effective Date of this Agreement, and the Commencement Date of this Agreement is December 21, 2000.

2. PAYMENTS. Under this Agreement, beginning on the Commencement Date, and on the same day of each month thereafter, Customer shall pay to Baxter, by automated ACH credit or wire transfer, or other electronic means acceptable to Baxter, the Total Monthly Rent listed on Schedule B attached hereto for the 36 months following Commencement Date. At the end of the 36 month term, Customer shall make a final rental payment listed on the bottom of Schedule B.

If any part of a payment is more than 5 days late, Customer agrees to pay a late payment service fee of 1.5% per month or the highest amount allowed by law, if it is less than 1.5% per month, of the amount of the payment which is late.

3. TAXES AND OTHER CHARGES. Customer agrees to pay all federal, state, and local taxes, license and registration fees, freight and transportation charges and all similar costs based on Customer's use of the Equipment, unless Customer is exempt from paying any or all taxes that apply to this Equipment, in which case Customer must provide Baxter with the proper exemption certificates prior to the Effective Date of this Agreement. Baxter will pay all property taxes based on the Equipment to the appropriate taxing authority and Customer will reimburse Baxter for all such payments promptly upon request.

4. OWNERSHIP OF EQUIPMENT. Baxter is the owner of the Equipment and has title to the Equipment. Customer will sign all UCC financing statements Baxter desires to file such to give notice of Baxter's ownership.

5. POST TERMINATION. If Customer retains possession of any Equipment beyond the end of the Term of this Agreement, the Term shall be extended on a month-to-month basis for as long as Customer possesses the Equipment and Customer shall pay Baxter at the rate equal to 100% of the Total Monthly Fee set forth above.

6. WARRANTIES: DISCLAIMER. BAXTER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. UNLESS THE EQUIPMENT IS USED IN ACCORDANCE WITH THE DIRECTIONS ON THE LABELING AND THE INSTRUCTIONS ACCOMPANYING THE EQUIPMENT, THE WARRANTIES IN ANY DESCRIPTIONS OR DIRECTIONS ARE VOID AND OF NO EFFECT. BAXTER SHALL HAVE NO LIABILITY TO CUSTOMER FOR PROXIMATE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH CUSTOMER'S USE OF THE EQUIPMENT.

7. LOCATION AND USE OF EQUIPMENT. From the date of receipt of the Equipment, Customer agrees to use the Equipment only for the purposes and according to the instructions indicated on the labeling of or included with the Equipment. Customer shall not modify the Equipment without Baxter's prior written consent, and the Equipment shall remain personal property at all times, regardless of how it is attached or installed. Customer shall not move the Equipment outside any premises owned or leased by Customer, its affiliates or its customers.

8. LOSS OF EQUIPMENT. From the date of receipt of the Equipment, in the event of loss, theft, or destruction of a unit of Equipment, Customer will replace such equipment at the Customer's sole cost.

9. INSURANCE. Customer agrees, at Customer's own cost and expense, to keep the Equipment fully insured against destruction and loss from the date of receipt of the Equipment until this Agreement is paid in full and to have Baxter named as loss payee on all such policies. Upon request, Customer will provide Baxter with proof of insurance.
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10. ASSIGNMENT. Customer has no right to sell, transfer, assign, or sublease
(A) the Equipment or (B) this Agreement without Baxter's prior written consent. Baxter may sell, assign, encumber, or transfer this Agreement to another party without any consent by or from Customer.

11. DEFAULT. If Customer fails to make any of the Total Monthly Rent or if Customer fails to perform Customer's other obligations under this Agreement, Customer will be in default. If Customer defaults, Baxter may require that Customer pay the remaining Total Monthly Rent balance of this Agreement and return the Equipment to Baxter, in addition to other remedies available to Baxter at law.

12. PURCHASE OR RETURN OF EQUIPMENT. At the end of the Term of this Agreement, or upon request or demand by Baxter pursuant to the terms of this Agreement, Customer shall return the Equipment to Baxter in the same condition as when it was delivered to Customer, allowing for normal wear and tear, to such place or on board such carrier, packed for shipping, freight prepaid, as Baxter may specify. Alternatively, Customer may, at its option, purchase all the Equipment for the fair market value of such Equipment on such date. Baxter and Customer shall agree in writing as to all the terms of such purchase.

13. RESPONSIBILITY. Customer acknowledges that the selection, possession, operation and use of the Equipment is solely the Customer's responsibility. Therefore, Customer shall be responsible for all liabilities, costs and expenses (including lawsuits and claims for personal injury and property damage) to the extent of and arising out of Customer's selection, possession, operation and use of the Equipment. Customer agrees to hold Baxter harmless against any and all damages or injury associated with the selection, possession, operation and use of the Equipment.

14. MISCELLANEOUS. This Agreement is the entire agreement between Baxter and Customer relating to the Equipment and, in the event of conflict, supersedes all prior agreements, all purchase orders, acknowledgment forms or other written documents submitted by Customer, and all invoices of Baxter. It shall not be changed or amended except by written agreement executed by both parties and this Agreement shall not be valid or binding unless approved and accepted by Baxter at its home office. This Agreement shall be governed by and interpreted in accordance with Illinois law.

No changes in this Agreement, including any conflicting or additional terms contained in any purchase order or other document submitted by Customer, shall be valid unless approved in writing by Baxter at its home office.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Agreement on the date below.

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
Nexell Therapeutics Inc.                                      Baxter Healthcare Corporation


By:  /s/ William A. Albright                              By: /s/ Steven J. Meyer
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Printed Name: William A. Albright                             Steven J. Meyer

Title:        President, Chief Operating Officer and CFO      Corporate Treasurer
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